FORM 5
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

         J.C. Wilson
         c/o Energy Producers, Inc.
         7944 E. Beck Lane, Suite 200
         Scottsdale, AZ 85260

2.   Issuer Name and Ticker or Trading Symbol

         Energy Producers, Inc. (EGPI)

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year

         December, 2001

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

        X     Director                               X    10% Owner
      -------                                     --------

              Officer (give title below)         _____    Other (specify below)
      -------

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security  Transaction   Transaction  Securities Acquired (A)    Amount of     Ownership    Nature of
                   Date          Code         or Disposed of (D)         Securities    Form:        Indirect
                   (Month/Day                                            Beneficially  Direct (d)   Beneficial
                   /Year)                                                Owned at End  or Indirect  Ownership
                                                                         of Issuer's   (I)
                                                                         Fiscal Year
                                              Amount  (A)or(D)  Price

Common Stock        11/15/01                  48,000   A        unknown  1,833,335      I           Family Members


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Conver    Transact  Transa  Number of       Date,        Title and Amount  Price of   Number      Owners     Nature
Derivative  sion or   ion Date  ction   Derivative      Exercisable  of Underlying     Derivati   of          hip of     of
Security    Exercis   (Month/   Code    Securities      and          Securities        ve         Derivativ   Derivati   Indirect
            e Price   Day/Yea           Acquired (A)    Expiration                     Security   e Security  ve         Benefici
            of        r)                or Disposed of  Date                                                  Security   al
            Derivat                     (D)                                                                   Direct     Owners
            ive                                                                                               (D) or     hip
            Securit                                                                                           Indirect
            y                                                                                                 (I)
                                        (A)    (D)      Date   Expir-  Title   Amount
                                                        Exerc  ation           or
                                                        isable Date            Number
                                                                               of
                                                                               Shares

None




Explanation of Responses:


                              /s/ J.C. Wilson                           02/01/02
                              ---------------                           --------
                              **Signature of Reporting Person             Date